Exhibit 10.30

CONFIDENTIAL TREATMENT REQUESTED

Redacted Portions are indicated by [****]

LA JOLLA PHARMACEUTICAL COMPANY

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of January 4, 2009, is executed by and between La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), and BioMarin Pharmaceutical Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser and the Company are parties to a Development and Commercialization Agreement dated as the date hereof relating to the development and commercialization of Riquent® (the “Collaboration Agreement”);

WHEREAS, as partial consideration for certain obligations pursuant to the Collaboration Agreement, the Purchaser and the Company have agreed that the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company shares of the Company’s Series B-1 Convertible Preferred Stock, $0.01 par value per share, and possibly shares of the Company’s Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock, each $0.01 par value per share (the Series B-1 Convertible Preferred Stock, the Series B-2 Convertible Preferred Stock and the Series B-3 Convertible Preferred Stock being collectively referred to hereinafter as the “Series B Convertible Preferred Stock”), at such times or in connection with such events as are specified herein and in Sections 7.2-7.5 of the Collaboration Agreement;

WHEREAS, the shares of Series B Convertible Preferred Stock issued to the Purchaser shall have the rights, preferences and privileges and be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) all as specified in each series’ applicable certificate of designation, the form of which shall be equivalent to the Certificate of Designation for the Series B-1 Convertible Preferred Stock attached hereto as Exhibit A (the “Certificate of Designation”); and

WHEREAS, the Company and the Purchaser are entering into this Agreement to reflect the terms and conditions with respect to the Purchaser’s purchase of shares of Series B Convertible Preferred Stock from the Company (any such shares as purchased by the Purchaser are hereinafter referred to as the “Shares”)).

NOW, THEREFORE, in respect of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below. Any capitalized terms that are not defined herein shall have the meaning defined for such term in the Collaboration Agreement.

AGREEMENT

SECTION 1. PURCHASE OF SHARES

1.1 Authorization of Sale. On or prior to the date of this Agreement, the Company’s Board of Directors (the “Board”) shall have authorized the sale and issuance of the Shares and the transactions contemplated by this Agreement, subject to the terms and conditions contained herein.

1.2 Purchase and Sale. Subject to the terms and conditions of this Agreement and the Collaboration Agreement, on the date hereof, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 3,391,035 Shares (the “Initial Investment”) at a purchase price per share of $2.21171, in the case of the Initial Closing, or, in the case of a Subsequent Closing (as defined below) at a price per common share equivalent (based on the conversion ratio provided for in the applicable Certificate of Designation, as adjusted) equal to one hundred ten percent (110%) of the average closing price of the Common Stock of the Company as reported on the NASDAQ stock market or such other reporting service as the stock is then quoted if not then quoted on NASDAQ (and if not then traded at the value determined by an investment bank selected consistent with the provisions of Section 14.3 of the Collaboration Agreement), for the ten (10) consecutive trading days commencing five (5) trading days immediately prior to the date the Company has publicly announced the event that triggered such payment (i.e., the P-Value Achievement, or in the case of such payment where there is no P-Value Achievement, the Company’s first public announcement of the results of the Second Interim Efficacy Analysis or the first public announcement of the approval of an NDA for the Product under Section 7.13 of the Collaboration Agreement (the “Announcement of Results”)). Notwithstanding the foregoing, in no event will the price per common share equivalent for the Shares issued in a Subsequent Closing (based on the conversion ratio provided for in the applicable Certificate of Designation, as adjusted) be less than $0.73724.

1.3 Purchase and Sale of Additional Shares.

(A) The Company has granted the Purchaser the right to purchase shares of Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock pursuant to the Collaboration Agreement. If the Purchaser exercises its right to purchase such additional Shares then, subject to the terms and conditions of this Agreement, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, that number of Shares determined by dividing the amount of the dollar investment by the Purchaser by the purchase price per share calculated in accordance with Section 1.2 of this Agreement. Each closing relating to the purchase of Shares following the Initial Closing shall be defined herein as a “Subsequent Closing,” and the Initial Closing and the Subsequent Closings shall be defined herein as the “Closings.”

(B) Notwithstanding anything to the contrary set forth in subsection 1.3(A), if the number of Shares agreed to be purchased by the Purchaser at any Subsequent Closing, when coupled with all other shares of Series B Convertible Preferred Stock owned by the Purchaser, would exceed the maximum number of Shares allowed by NASDAQ Marketplace Rule 4350(i)(1)(B) without the approval of a majority of the total votes cast on the proposal by the stockholders of the Company, and such stockholder approval has not yet been obtained prior to such Subsequent Closing then at the relevant Closing, the Purchaser shall only be obligated to purchase that number of Shares permissible without stockholder approval under NASDAQ Marketplace Rule 4350(i)(1)(B). The Purchaser shall thereafter be obligated to purchase any Shares originally agreed to be purchased but not so purchased at such Closing due to the provisions of the previous sentence, subject to reduction as provided for in the next sentence, as promptly as practicable following such time as stockholder approval has been obtained by the Company (but in no event later than thirty (30) days following such approval). If the Company’s stockholders do not approve all purchases of Shares in accordance with NASDAQ Marketplace Rule 4350(i)(1)(B) on or before July 1, 2009, then any pending or future obligations to purchase Shares under this Agreement in excess of the maximum number of shares allowable under NASDAQ Marketplace Rule 4350(i)(1)(B) without stockholder approval shall be terminated or disallowed and the amounts payable to the Company under Sections 7.2, 7.3, 7.4 and 7.13 of the Collaboration Agreement shall be correspondingly reduced by the amount of money the Purchaser was entitled to invest in the Company but could not due to the limitations imposed by NASDAQ Marketplace Rule 4350(i)(1)(B) without any further obligation of the Purchaser to provide such monies to the Company. By way of example, if under Section 7.3(a)(ii)(x) of the Collaboration Agreement the Purchaser receives notice of a Non-Futile Determination and the Purchaser determines to continue its participation under the Collaboration Agreement by paying to the Company $22,500,000, including $5,000,000 in the form of an equity investment, but because the Company has not yet received stockholder approval under NASDAQ Marketplace Rule 4350(i)(1)(B), the Purchaser can only purchase $3,000,000 of Shares, then the Purchaser shall purchase the $3,000,000 of Shares and the Purchaser’s obligation to purchase the additional $2,000,000 of Shares shall be deferred until such stockholder approval is obtained. Notwithstanding the foregoing, if such stockholder approval is not obtained by July 1, 2009, then the Purchaser’s obligation under Section 7.3(a)(ii)(x) of the Collaboration Agreement shall be reduced from $22,500,000 to $20,500,000 and the Purchaser shall have been deemed to satisfy in full its payment obligation to the Company under such provision and if thereafter under Section 7.4 of the Collaboration Agreement the Purchaser receives notice of a P-Value Achievement, the Purchaser’s payment obligation shall be reduced from $55,000,000 to $40,000,000 and the right to pay a portion of such amount by making an equity investment shall be extinguished.

SECTION 2. CLOSING, DELIVERY AND PAYMENT

2.1 Initial Closing. The initial closing of the sale and purchase of the Initial Investment (the “Initial Closing”) shall take place on January 20, 2009, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, or at such other time or place, if any, as the Company and the Purchaser may mutually agree. As used herein, a “Business Day” means any day which is not (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in California are authorized or obligated by law or regulation to close, and the “Closing Date” shall mean the date on which the applicable Closing, takes place.

2.2 Subsequent Closings. In accordance with the Collaboration Agreement, if any Subsequent Closing occurs, the purchase and sale of that number of Shares calculated in accordance with Section 7.5 of the Collaboration Agreement shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 within fifteen (15) Business Days (subject to the closing conditions in Section 5 being satisfied) following receipt by the Company of the written notice specified in Section 7.5 of the Collaboration Agreement, or at such other place and/or time, if any, as the Company and the Purchaser may mutually agree.

2.3 Delivery. At each Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser a certificate representing the number of Shares to be purchased by the Purchaser, against payment of the purchase price therefor in immediately available funds by check or wire transfer to an account designated by the Company.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants to the Purchaser as of the date hereof, and with respect to a Subsequent Closing, as of the Closing Date thereof (except for representations and warranties that speak only as of a specific date (which shall true and correct as of such date)), as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as currently conducted and to enter into and perform this Agreement, to issue Shares being purchased by the Purchaser at each Closing and to carry out the transactions contemplated by this Agreement. The Company is duly qualified or otherwise authorized to do business as a foreign corporation or other organization and is in good standing as such in every jurisdiction in which the failure to so qualify would (i) have a material adverse effect on the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise) and results of operations of the Company and the Subsidiary, taken as a whole, or (ii) prevent or adversely affect the enforceability or binding effect of this Agreement or the ability of the Company to perform its obligations under this Agreement (a “Company Material Adverse Effect”).

3.2 Subsidiary. As of the date hereof, the Company has one wholly-owned subsidiary, La Jolla Limited (the “Subsidiary”), which is incorporated in England. All of the outstanding shares of capital stock of the Subsidiary and any other subsidiary established by the Company after the date hereof are duly and validly authorized, are validly issued and are fully paid and nonassessable, have been offered, issued, sold and delivered in compliance in all material respects with applicable foreign, federal and state securities laws, and are owned by the Company free and clear of any Security Interest (as defined below).

3.3 Issuance of Shares. The issuance, sale and delivery of all Shares to be sold by the Company at each Closing (only with respect to Shares issued in such Closing) in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company. Each Share when issued, sold and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and nonassessable, free of all liens, claims and encumbrances and will not be issued in violation of any co-sale, right of first refusal, preemptive rights or any other similar rights of stockholders. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to the amount of Common Stock issuable upon conversion of the Shares (only with respect to Shares issued in such Closing) in accordance with the terms specified in the Certificate of Designation applicable to such Shares. Additionally, as of the Initial Closing, the Company has reserved from its duly authorized capital stock 37,301,387 shares of Common Stock that may be issued upon conversion of the Shares purchased at the Initial Closing as well as Shares that may be issued at any Subsequent Closing (based upon an assumed issue price equal to the floor price established in Section 1.2).

3.4 Authority for Agreement. The Company has full corporate power and authority to execute and deliver this Agreement, to issue all Shares being purchased by the Purchaser at each Closing (only with respect to Shares issued in such Closing) and to perform its other obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action by the Company and, when executed and delivered by the Company, this Agreement will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.5 No Conflict. The execution, delivery and performance of this Agreement, the issuance of all Shares being purchased by the Purchaser at each Closing (only with respect to Shares issued in such Closing) and the consummation of the other transactions contemplated hereby by the Company including the conversion of the Shares into shares of Common Stock will not (a) conflict with or violate any provision of the Company’s Certificate of Incorporation (as currently in effect, the “Certificate”) or its corporate By-laws (as currently in effect, the “By-Laws”), or (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other material arrangement to which the Company or the Subsidiary is a party. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, lien or similar right (whether arising by contract or by operation of law).

3.6 Consents. No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, including any Self-Regulatory Organization (including NASDAQ) (each of the foregoing is hereafter referred to as a “Governmental Entity”) or any other Person is required to be made or obtained by the Company or any of its subsidiaries in connection with the offer, issuance, sale and delivery of all Shares being purchased by the Purchaser in each Closing (only with respect to Shares issued at such Closing) or the other transactions to be consummated hereunder, as contemplated by this Agreement, including the conversion of the Shares into shares of Common Stock, except for any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), such filings as shall have been made prior to and shall be effective on and as of the Initial Closing, and with respect to a Subsequent Closing, as of the Closing Date thereof, and such filings required to be made after the Initial Closing, and with respect to a Subsequent Closing, after the Closing Date thereof, under applicable federal and state securities laws. Based in part on the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of Shares to the Purchaser will be in compliance with applicable federal and state securities laws.

3.7 No Solicitation or Advertisement. Neither the Company nor the Subsidiary nor any person acting on their behalf has engaged, in connection with the offering or sale of Shares, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, as defined below.

3.8 Securities Act Registration. Assuming that the representations and warranties of the Purchaser contained herein are true, it is not necessary in connection with the offer, sale and delivery of Shares, in the manner contemplated by this Agreement to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”) or under applicable state securities or Blue Sky laws regulating the issuance or sale of securities.

3.9 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 225,000,000 shares of Common Stock and 8,000,000 shares of Preferred Stock. As of September 30, 2008, the issued and outstanding capital stock of the Company consists of 55,421,634 shares of Common Stock. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any state or federal laws, rules or regulations, or in violation of (and are not otherwise subject to) any preemptive or other similar rights. Options and warrants to purchase an aggregate of 14,061,010 shares of Common Stock were outstanding as of September 30, 2008. Except as disclosed in or contemplated by the SEC Filings, as defined below, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations other than options granted under the Company’s stock option plans.

3.10 SEC Filings. The Company is a reporting company and has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a), 14(a) or 15(d) thereof, or the rules and regulations thereunder, for the three years preceding the date hereof (the foregoing materials and any materials incorporated therein by reference being collectively referred to herein as the “SEC Filings”) on a timely basis or has received a valid extension of such time of filing or waiver thereof and has filed any such SEC Filings prior to the expiration of any such extension. As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Filings, for purposes of all representations in this Section 3 as of a Subsequent Closing, shall include all filings filed by the Company with the SEC up to and including the date on which the Announcement of Results occurs.

3.11 Financial Statements. The financial statements filed with the SEC as a part of the SEC Filings present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified therein, subject, in the case of interim financial statements, to the normal year-end adjustments which are not expected to be material in amount. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States and in effect as of the date of the applicable financial statements and supporting schedules, as applicable, applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto, and comply in all material respects with the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC thereunder. Except as set forth in such financial statements included in the SEC Filings filed prior to the date hereof, neither the Company nor the Subsidiary has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business consistent with past practice, none of which ordinary course liabilities, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

3.12 Eligibility for Form S-3. The Company represents and warrants that on the date hereof the Company meets the requirements for the use of Form S-3 for registration of the sale by the Purchaser of all Shares being purchased by the Purchaser hereunder and the Company has filed all reports required to be filed by the Company with the SEC in a timely manner so as to obtain eligibility for the use of Form S-3.

3.13 No Change. Since the filing with the SEC of the Company’s most recently filed quarterly report on Form 10-Q or annual report on Form 10-K, or with respect to the Initial Closing, as set forth on Schedule 3.13, (i) the Company has not incurred any material liabilities or material obligations, indirect, or contingent, or entered into any material oral or written agreement or other transaction which is not in the ordinary course of business and which could reasonably be expected to result in a Company Material Adverse Effect; (ii) the Company has not sustained any material loss or interference with its businesses or properties; (iii) the Company has not paid or declared any dividends or other distributions with respect to its capital stock; (iv) the Company and the Subsidiary are not in default in the payment of principal or interest on any outstanding debt obligations; (v) there has not been any change in the capital stock of the Company other than the sale of Shares hereunder and shares or options issued pursuant to the Company’s stock option plan or employee stock purchase plan and any options outstanding as of the date hereof, or indebtedness, liens or claims (other than in the ordinary course of business); (vi) the Company has not experienced any loss of the services of any key employee or material change in the composition or duties of the senior management of the Company or the Subsidiary; (vii) the Company has not made any material change to its methods of accounting; and (viii) neither the Company nor the Subsidiary has experienced any other event or condition of any character that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.14 No Actions. Except as disclosed in the SEC Filings, (i) there are no legal or governmental actions, suits, claims, investigations or proceedings pending or threatened to which the Company or the Subsidiary is or may be a part or of which property owned or leased by the Company or the Subsidiary is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings, individually or in the aggregate, might prevent or might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement; and (ii) no labor disturbance by the employees of the Company or the Subsidiary exists, or is threatened which would reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in the SEC Filings, neither the Company nor the Subsidiary is a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body administrative agency or other governmental body which could reasonably be expected to result in a Company Material Adverse Effect.

3.15 Compliance. To the Company’s knowledge, except as disclosed in the SEC Filings, the Company and the Subsidiary have been and are conducting their respective businesses in compliance with all applicable laws, rules and regulations of the jurisdictions in which they are each conducting business, including, without limitation, all applicable local, state, federal and foreign drug or environmental laws and regulations, the violation of which could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor the Subsidiary is in violation of any order of any court, arbitrator or governmental body. The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, except where such noncompliance would not have or reasonably be expected to result in a Company Material Adverse Effect.

3.16 Intellectual Property. Except as disclosed in the SEC Filings, (i) the Company believes it owns or possesses the necessary trademarks, trademark applications, service marks, service names, trade name rights, patents, patent rights, patent applications, copyrights, licenses, know-how, trade secrets and other intellectual property rights (the “Intellectual Property”) to enable it to conduct its business as it is being conducted as of the date hereof and as specifically described in the SEC Filings and to enter into and perform its obligations under the Collaboration Agreement; and (ii) the Company has no knowledge of any infringement by it of any trademark, trade name rights, patent rights, copyrights, trade secret or any other intellectual property rights of third parties, or of any claim made against the Company regarding any such an infringement, and no third party, to the Company’s knowledge, is infringing the Intellectual Property, in each case, which could reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in the SEC Filings, there are no material options, licenses or agreements relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights or other intellectual property rights of any other Person. As of the date hereof, there is no claim, action or proceeding pending or, to the Company’s knowledge, threatened, that challenges the right of the Company with respect to any Intellectual Property.

3.17 Listed Securities. As of the date hereof, the Common Stock of the Company is quoted on the Nasdaq Global Market and the Company has not received any written notice with respect to the delisting of its Common Stock from NASDAQ. The Company will continue to use commercially reasonable efforts to comply with all quantitative and qualitative requirements of the NASDAQ Marketplace Rules to the extent such compliance is within the control of the Company.

3.18 No Integrated Offering. Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Regulation D or Section 4(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of any Shares under the Securities Act or would be integrated under the NASDAQ Marketplace Rules.

3.19 Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

3.20 Full Disclosure. All representations and warranties of the Company and all statements, schedules or certificates furnished by or on behalf of the Company to the Purchaser or its agents pursuant to this Agreement, the Collaboration Agreement or in connection with the transactions contemplated hereby and thereby, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.21 Waiver with Respect to Rights Plan. The Company has waived the application of that certain Rights Agreement dated as of December 2, 2008 by and between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Plan”) to any acquisition by the Purchaser of securities of the Company pursuant to this Agreement in any Closing.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

4.1 Investment. The Purchaser is acquiring Shares for its own account, for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.2 Authority. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its other obligations hereunder. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action by the Purchaser and, when executed and delivered by the Purchaser, this Agreement will be the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

4.3 Experience. The Purchaser has made inquiry concerning the Company, its business and its personnel and the Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Purchaser is able financially to bear the risks thereof. The Purchaser acknowledges that an investment in the Company has a high degree of risk.

4.4 Restricted Shares. The Purchaser understands that (a) the Shares (and the shares of Common Stock underlying the Shares) have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Regulation D promulgated under the Securities Act, (b) the Shares (and the shares of Common Stock underlying the Shares) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and (c) the Company will make a notation on its transfer books to such effect. The Purchaser represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser acknowledges that the Shares (and the shares of Common Stock underlying the Shares) have not been registered under the Securities Act or qualified under any applicable blue sky laws in reliance, in part, on the representations and warranties herein.

4.5 Legend. The Purchaser understands that any certificates evidencing the Shares or the shares of Common Stock into which the Shares are converted may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

The legend set forth above shall be removed and the Company hereby agrees to issue the Shares (and the shares of Common Stock underlying the Shares) without such legends to the holder thereof, (i) if such Shares (and the shares of Common Stock underlying the Shares) are registered for resale under the Securities Act, (ii) if such holder provides the Company with an opinion of counsel or other evidence reasonably acceptable to the Company to the effect that a public sale, assignment or transfer of such Shares (and the shares of Common Stock underlying the Shares) may be made without registration under the Securities Act, or (iii) upon expiration of the applicable period under Rule 144(k) of the Securities Act (or any successor rule).

4.6 Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate power and authority to enter into and perform this Agreement, and to carry out the transactions contemplated by this Agreement.

SECTION 5. CONDITIONS TO CLOSING

5.1 Conditions to the Purchaser’s Obligation to Close. The obligation of the Purchaser to purchase Shares at a Closing is subject to the fulfillment or the waiver, of each of the following conditions on or before the applicable Closing:

(A) The representations and warranties contained in Section 3 shall be true and correct on and as of the applicable Closing Date except for representations and warranties that speak only as of a specific date (which shall be true and correct as of such date).

(B) The Company shall have delivered to the Purchaser: (i) certificates, as of a recent practicable date, as to the corporate good standing of the Company issued by the Secretaries of State of the States of Delaware and California and the Secretary of each other State in which the Company is qualified to do business, (ii) a certificate executed by its Chief Executive Officer or Chief Financial Officer, dated as of the applicable Closing Date, to the effect that the representations and warranties of the Company set forth in Section 3 hereof are true and correct in all respects on and as of the applicable Closing Date (except for representations and warranties that speak only as of a specific date (which shall be true and correct as of such date)) and that the Company has otherwise complied in all material respects with all of its obligations under this Agreement and the Collaboration Agreement, and (iii) a certificate of the Secretary or Assistant Secretary of the Company, dated as of the applicable Closing Date, certifying as to (a) the By-Laws of the Company, (b) the signatures and titles of the officers of the Company executing this Agreement, and (c) resolutions of the Board of the Company, authorizing and approving all matters in connection with this Agreement which have not been revoked.

(C) The satisfaction, at or prior to the applicable Closing, of all applicable requirements of the HSR Act, including the expiration or early termination of any HSR Act waiting period, if any.

(D) The Company shall have delivered to the Purchaser an opinion of counsel, dated as of the applicable Closing Date, in the form attached hereto as Exhibit B.

(E) The Collaboration Agreement shall not have terminated effective as of the date of such Closing.

5.2 Conditions to the Company’s Obligation to Close. The obligation of the Company to sell any Shares to the Purchaser under this Agreement is subject to fulfillment, or the waiver in writing by the Company, of the following conditions on or before the applicable Closing:

(A) The representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all respects except for representations and warranties that speak only as of a specific date (which shall be true and correct as of such date).

(B) The Purchaser shall have delivered to the Company a certificate executed by its Chief Executive Officer or Chief Financial Officer, dated as of the applicable Closing Date, to the effect that the representations and warranties of the Purchaser set forth in Section 4 hereof are true and correct on and as of the applicable Closing Date (except for representations and warranties that speak only as of a specific date (which shall be true and correct as of such date)) and that the Purchaser has otherwise complied in all material respects with all of its obligations under this Agreement and the Collaboration Agreement.

(C) The satisfaction, at or prior to the applicable Closing, of all applicable requirements of the HSR Act, including the expiration or early termination of any HSR Act waiting period, if any.

(D) The Collaboration Agreement shall not have terminated effective as of the date of such Closing.

SECTION 6. REGISTRATION RIGHTS

6.1 Demand Registration.

(A) Subject to subsection (C) hereof, if the Company receives a written request from the Purchaser that the Company effect any registration with respect to all or a part of the shares of Common Stock issuable upon conversion of the Shares that are held by the Purchaser and/or its controlled Affiliates (such shares, to the extent that the registration of such number of Shares is permitted pursuant to then applicable rules, regulations and staff guidance of the SEC) are hereinafter referred to as “Registrable Securities”), the Company shall:

(1) As soon as practicable, but in no event later than ninety (90) days following the receipt of such request, prepare and file with the SEC a registration statement on Form S-3 (the “Registration Statement”) relating to the resale of Registrable Securities by the Purchaser from time to time through the automated quotation system of NASDAQ or the facilities of any national securities exchange or trading system on which the Common Stock of the Company is then traded or in privately negotiated transactions;

(2) Subject to receipt of necessary information from the Purchaser, use commercially reasonable efforts to cause the SEC to notify the Company of its willingness to declare the Registration Statement effective within ninety (90) days after the Registration Statement is filed by the Company, and notify the Purchaser of such notification from the SEC within three (3) Business Days of receipt;

(3) Promptly prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep each Registration Statement effective until the earlier of (i) 120 days following the date on which the registration first became effective, or (ii) such time as all Registrable Securities held by the Purchaser have been sold pursuant to a registration statement (the “Registration Period”);

(4) So long as the Registration Statement is effective covering the resale of Registrable Securities owned by the Purchaser, furnish to the Purchaser with respect to the Common Stock registered under the Registration Statement such reasonable number of copies of prospectuses and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any Registrable Securities by the Purchaser;

(5) File documents required of the Company for normal blue sky clearance in states specified in writing by the Purchaser; provided, however, that the company shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified;

(6) Bear all expenses in connection with the procedures in subsection (A) of this Section 6.1 and the registration of Registrable Securities pursuant to the Registration Statement; and

(7) Notwithstanding the foregoing, (i) the Company shall not be obligated to effect a registration pursuant to this Section 6.1 during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on a date sixty (60) days following the effective date of, a registration statement pertaining to an underwritten public offering of the Company’s securities, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith, and (ii) if the Company shall furnish to the Purchaser a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred twenty (120) days.

(8) If the Purchaser intends to distribute Registrable Securities covered by its demand by means of an underwriting, it shall so advise the Company as part of its demand made pursuant to this Section 6.1. The Company shall, together with the Purchaser, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Purchaser and reasonably satisfactory to the Company. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other stockholders) in such registration if the underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

(9) The Company shall enter into all such agreements (including without limitation an underwriting agreement) and perform all such actions as is customary for a company to facilitate the sale of its securities pursuant to registration rights.

(B) With a view to making available to the Purchaser the benefits of Rule 144 under the Securities Act (“Rule 144”) (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Purchaser to sell Registrable Securities to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until such date as all of the Purchaser’s Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and under the Exchange Act; and (iii) furnish to the Purchaser upon request, as long as the Purchaser owns any Registrable Securities, (x) a written statement by the Company that it has complied in all material respects with the reporting requirements of the Securities Act and the Exchange Act, and (y) such other information as may be reasonably requested in order to avail the Purchaser of any rule or regulation of the SEC that permits the selling of such Registrable Securities without registration.

(C) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 6.1:

(1) During the period commencing on the date of execution of the Collaboration Agreement and continuing until the earlier to occur of (1) the Release Date (as defined in Section 7.1), (2) the date of the Announcement of Results, or (3) if the Collaboration Agreement is terminated by the Purchaser for any reason, the effective date of such termination;

(2) During the one hundred eighty (180) day period following the effective date of the first Registration Statement filed pursuant to this Section 6.1; provided that if the number of shares of Common Stock are limited pursuant to Section 6.1(A), the Purchaser may require an additional registration as soon as such additional registration would be legally permissible;

(3) After the Purchaser has made two (2) demands for registration pursuant to this Section 6.1, and such demands have been declared or ordered effective by the SEC; provided that the Purchaser may require an additional registration for each time the number of shares of Common Stock registered are limited pursuant to Section 6.1(A); or

(4) If the Purchaser holds five percent (5%) or less of the outstanding Common Stock of the Company (calculated based on the number of shares held by the Purchaser and its Controlled Affiliates and the number of shares of Common Stock into which Shares held by the Purchaser and its Controlled Affiliates are convertible), after the date on which the Purchaser is able to immediately sell all Registrable Securities held or entitled to be held by the Purchaser under Rule 144.

6.2 Piggy-Back Registration.

(A) So long as the Purchaser holds more than five percent (5%) (measured on an as-converted to common stock basis) of the outstanding Common Stock (calculated based on the number of shares held by the Purchaser and its Controlled Affiliates and the number of shares of Common Stock into which Shares held by the Purchaser and its Controlled Affiliates are convertible), if the Company proposes to file with the SEC a registration statement relating to an offering of any of its securities for its own account or the account of security holders exercising their demand registration rights (other than on Form S-4 or Form S-8 or their then equivalents relating to securities to be issued solely in connection with an acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), the Company shall promptly send to the Purchaser written notice of the Company’s intention to file such a registration statement and of the Purchaser’s rights under this Section 6.2 and, if within fifteen (15) days after receipt of such notice, the Purchaser shall so request in writing, the Company shall include in such registration statement all or any Registrable Securities the Purchaser requests to be registered. No right to registration of Registrable Securities under this Section 6.2 shall be construed to limit any registration rights granted under Section 6.1.

(B) The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities to be registered pursuant to this Section 6.2, including all registration, filing, qualification, printing and accounting fees relating or apportionable thereto, and the reasonable fees and expenses of counsel for the Purchaser not to exceed $10,000 per registration.

(C) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so indicate in the notice given pursuant to this Section 6.2. In such event the right of the Purchaser to registration pursuant to this Section 6.2 shall be conditioned upon the Purchaser’s agreeing to participate in such underwriting and in the inclusion of the Purchaser’s Registrable Securities in the underwriting to the extent provided herein. The Purchaser shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company or by other holders exercising any demand registration rights. Notwithstanding any other provision of this Section 6.2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities or other securities from such registration and underwriting (hereinafter an “Underwriter Cutback”). In the event of an Underwriter Cutback, the Company shall so advise the Purchaser and the other holders distributing their securities through such underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated in proportion, as nearly as practicable, to the respective amounts of shares of Common Stock held by the Purchaser and such other holders distributing their securities through the underwriting. If the Purchaser disapproves of the terms of any such underwriting, the Purchaser may elect to withdraw therefrom by written notice to the Company and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

6.3 Indemnification.

In the event any Registrable Securities are included in a Registration Statement under this Section 6:

(A) To the extent permitted by law, the Company will indemnify and hold harmless the Purchaser, each of the Purchaser’s officers, directors and agents, each person who participates in the offering of Registrable Securities, including underwriters (as defined in the Securities Act) and each person, if any, who controls the Purchaser (or other participating person) within the meaning of the Securities Act, or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A of the Rules and Regulations under the Securities Act, or the prospectus, in the form first filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations under the Securities Act, or filed as part of such Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the “Prospectus”), or any amendment or supplement thereto, (ii) the omission or alleged omission to state a material fact required to be stated in such Registration Statement or necessary to make the statements in such Registration Statement not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, or the Exchange Act, or any state securities law; and the Company will pay to the Purchaser or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action promptly as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 6.3(A) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it solely arises out of or is based upon the Company’s reliance upon written information furnished expressly for use in connection with such registration by the Purchaser or an officer, director or agent thereof;

(B) To the extent permitted by law, the Purchaser will, if Registrable Securities held by the Purchaser are included in the registration, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement and each person who controls the Company within the meaning of the Securities Act (and subject to any underwriting or other separate agreement wherein the Purchaser may agree to indemnify an underwriter, such underwriter), against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act, or other federal, state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon the Company’s reliance upon written information furnished by the Purchaser expressly for use in connection with such registration; and the Purchaser will pay, as incurred, any legal or other expenses reasonably incurred by the Company, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided however, that the indemnity agreement contained in this subsection 6.3(B) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed; provided, further, that the amount of the indemnity shall be limited to the proceeds of sale received by the Purchaser unless such indemnity obligation arises from the Purchaser’s commission of fraud or intentional misrepresentation;

(C) Promptly after receipt by an indemnified party under this Section 6.3 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.3, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.3, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.3;

(D) If the indemnification provided for in this Section 6.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; and

(E) The obligations of the Company and the Purchaser under this Section 6.3 shall survive the completion of any offering of Registrable Securities in a registration statement, as applicable, under this Section 6.3, and otherwise.

6.4 Further Obligations. The Company shall be required to take such other further actions as are customary in connection with the registration obligations of the Company pursuant to this Section 6.

SECTION 7. CERTAIN COVENANTS

7.1 Restriction on Sale.[****] .

7.2 Dissenters Rights. [****].

7.3 Lock-Up Agreement. Subject to the Company complying with Section 6.2, the Purchaser hereby agrees that the Purchaser and its Controlled Affiliates shall not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of in any manner, either directly or indirectly, or otherwise transfer any Shares or shares of Common Stock held by them (other than those included in a registration) during the one hundred eighty (180) day period following the effective date of the any registration statement involving a public offering of the Company’s securities filed under the Securities Act, provided that all Section 16(b) reporting officers and directors of the Company, and holders of at least ten percent (10%) of the Company’s voting securities (who are affiliates of the Company) (collectively, the “Lock-Up Persons”) are bound by and have entered into similar agreements; and provided further that the lock-up agreed to hereby shall expire if during the term of the lock-up any other Lock-Up Person is released from his, her or its lock-up obligations with respect to any security of the Company. The obligations described in this Section 7.3 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend with respect to the Shares (or shares of Common Stock into which the Shares are converted) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. The Purchaser agrees to execute (and cause any applicable Controlled Affiliates to execute) a market standoff agreement with said underwriters in customary form consistent with the provisions hereof.

7.4 Stockholder Vote. The Company shall take all appropriate and necessary action to seek the approval of its stockholders by July 1, 2009, whether at the 2009 annual meeting or otherwise, of the issuance to the Purchaser of Shares in excess of limitations placed on such issuances under NASDAQ Marketplace Rule 4350(i)(1)(B) without such stockholder approval.

SECTION 8. RIGHT TO PARTICIPATE IN FUTURE SALES OR ISSUANCES OF COMMON STOCK

8.1 The Company hereby grants the Purchaser a right to participate with respect to any sale or issuance by the Company after the date hereof of any shares of, or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (collectively, the “Additional Stock”); provided that “Additional Stock” does not include any (i) shares of Common Stock (or options therefor) issued to officers, directors or employees of, or consultants to, the Company pursuant to Company stock plans or agreements on terms approved by the Board of Directors; provided that such securities are issued under compensation plans that have been approved by the Company’s stockholders and are awarded solely for compensation for serving as such officer, director, employee or consultant; (ii) shares of Common Stock, or options or warrants to purchase Common Stock, issued pursuant to joint ventures, technology licensing or research and development activities; or (iii) shares of Common Stock, or options or warrants to purchase Common Stock, issued in connection with bona fide acquisitions, mergers or similar transactions; and provided further that such right to participate shall only apply if, at the time of such offering of Additional Stock, the Purchaser holds ten percent (10%) or more of the outstanding Common Stock of the Company (calculated based on the number of outstanding shares of Common Stock without conversion of outstanding options or warrants and taking into account the number of shares of Common Stock into which Shares held by the Purchaser and its Controlled Affiliates are convertible as being shares of Common Stock beneficially owned by the Purchaser and its Controlled Affiliates). If the Company proposes to offer Additional Stock to a third party prior to the earlier of (i) termination of the Collaboration Agreement or (ii) the first date on which Purchaser has transferred any Shares to any third party, the Company shall also make an offering of the Additional Stock to the Purchaser in accordance with the provisions of this Section 8.1 and the Purchaser may elect to purchase up to the Purchaser’s Pro Rata Share (as defined below) of the Additional Stock offered by the Company in accordance with the following provisions:

(A) The Company shall deliver a written notice (the “Offering Notice”) to the Purchaser, prior to or concurrently with any written communication being delivered to any potential investor or party concerning such Additional Stock, stating (i) the Company’s intention to offer such Additional Stock in a bona fide transaction, (ii) the number of shares of Additional Stock to be offered, (iii) the price and other material terms and conditions, if any, upon which the Company proposes to offer the Additional Stock and (iv) a statement as to the number of days from receipt of the Offering Notice within which the Purchaser must respond to the Offering Notice (which period shall not be less [****] (the “Response Period”). The Offering Notice shall constitute a binding offer by the Company to sell Additional Stock to the Purchaser up to the Purchaser’s Pro Rata Share of the Additional Stock at the price per share and on the terms designated in the Offering Notice, subject to and in accordance with the terms of this Section 8.1; provided, however, that the Purchaser shall not be required to meet the non-monetary consideration set forth in the Offering Notice, if any, including, without limitation, delivery of other securities or property in exchange for the Additional Stock to be sold, if the Purchaser pays alternative, but comparable, consideration in cash as determined in good faith by the Board of Directors of the Company. The price per share and the terms of the Additional Stock designated in the Offering Notice shall not be any less favorable than (x) the price per share and terms offered by the Company to any other party with respect to the Additional Stock; or (y) the price per share and terms accepted by the Company from any other party with respect to the Additional Stock.

(B) Prior to the expiration of the Response Period, the Purchaser shall notify the Company in writing of the number of shares of Additional Stock, if any, the Purchaser intends to purchase pursuant to the terms of the Offering Notice up to the Purchaser’s Pro Rata Share of the Additional Stock. If the Purchaser fails to timely deliver its written acceptance to purchase up to its Pro Rata Share of the Additional Stock, the Purchaser shall be deemed to have waived its right to purchase Additional Stock pursuant to this Section 8.1 with respect to that particular offer by the Company of Additional Stock. The closing of the purchase by the Purchaser of Additional Stock shall be conditioned on the sale of all of the Additional Stock and take place at the same closing as that of any third-party purchasers, at the principal executive offices of the Company (or such other location as the parties may agree on) on the fifth business day after the expiration of the Response Period. At such closing, the Purchaser shall make payment in the appropriate amount by means of a cashiers check or by a wire transfer to the Company against delivery of stock certificates representing the Additional Stock so purchased.

(C) After expiration of the Response Period, the Company may for a period of [****] offer the remaining unsubscribed portion of the Purchaser’s Pro Rata Share of the Additional Stock, if any, to any other party at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offering Notice. If the Company does not enter into an agreement for the sale of the remaining unsubscribed portion the Additional Stock within such period, or if such agreement is not consummated within [****] of the execution thereof, the right provided pursuant to this Section 8.1 shall be deemed to be revived and such remaining unsubscribed portion the Additional Stock shall not be offered unless first reoffered to the Purchaser in accordance with this Section 8.1.

(D) [****]

(E) The Purchaser shall keep the information received by it in an Offering Notice confidential to the extent necessary to comply with applicable securities laws (including, without limitation, Regulation FD).

SECTION 9. MISCELLANEOUS

9.1 Successors and Assigns. This Agreement, and the rights and obligations of the Parties hereunder, may not be assigned to a Third Party, other than a permitted assignee of the Collaboration Agreement. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors, and administrators of the parties hereto.

9.2 Expenses. Except as provided in Section 6 hereof, each party to the Agreement will pay its own expenses in connection with the transactions contemplated by this Agreement, whether or not the transactions are consummated.

9.3 Indemnification. The Company and the Purchaser will indemnify and hold the other parties harmless from and against any and all claims, liabilities or obligations with respect to investment banking, brokerage or finders’ fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any agreement, statement or representation alleged to have been made by such indemnifying party.

9.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.5 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the laws of the United States applicable therein (in each case without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction) and shall be treated in all respects as a California contract. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in San Francisco County, California or, if it has or can

acquire jurisdiction, any Federal court located in such State and County, and EACH OF THE PARTIES HERETO, AFTER CONSULTING WITH OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TRIAL BY JURY (AND AGREES NOT TO REQUEST TRIAL BY JURY), IN EACH CASE IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the courts of the State of California or the United States of America, in each case located in San Francisco County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

9.6 Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this remedy being in addition to any other remedy to which they are entitled to at law or in equity.

9.7 Notice. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (c) upon delivery when sent by facsimile (with confirmation of receipt), in each case to the intended recipient as set forth below:

If to the Company:

La Jolla Pharmaceutical Company

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention: Chief Executive Officer

Fax: (858) 626-2851

or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copies to:

Wilson Sonsini Goodrich & Rosati PC

650 Page Mill Road

Palo Alto, CA 94304

Attention: Kenneth A. Clark and Troy Foster

Fax: (650) 493-6811

Goodwin Procter, LLP

53 State Street

Boston, MA 02109

Attention: Mitchell Bloom and Ryan A. Murr

Fax: (617) 523-1231

If to the Purchaser, at its address set forth on Schedule A, or at such other address as may have been furnished in writing by such party to the Company, with a copy to its legal counsel set forth on Schedule A.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

9.8 Entire Agreement. This Agreement and the Collaboration Agreement (and the schedules and exhibits hereto and thereto) contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral.

9.9 Amendment. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Purchaser.

9.10 Rights Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as set forth in this Agreement, no failure or delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of the right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of the right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.11 Interpretation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

9.12 Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to each other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

9.13 Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this Agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

9.14 Confidentiality. This Agreement shall be governed by the confidentiality provisions of Article X of the Collaboration Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PURCHASER:	BIOMARIN PHARMACEUTICAL INC.

	By:	/s/ Jean-Jacques Bienaimé
Name: Jean-Jacques Bienaimé Title: Chief Executive Officer

COMPANY:	LA JOLLA PHARMACEUTICAL COMPANY

	By:	/s/ Deirdre Gillespie
Name: Deirdre Y. Gillespie, M.D. Title: President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

SCHEDULE A

Purchaser

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: Chief Executive Officer

Fax: (415) 382-7889

With a copy to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: General Counsel

Fax: (415) 506-6425

Counsel to Purchaser

Paul, Hastings, Janofsky & Walker LLP

55 Second Street, 24th Floor

San Francisco, CA 94105

Attention: Thomas R. Pollock

Fax: (415) 856-7100

EXHIBIT A

Certificate of Designation

LA JOLLA PHARMACEUTICAL COMPANY

CERTIFICATE OF DESIGNATIONS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

La Jolla Pharmaceutical Company, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of December 18, 2008:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of preferred stock designated as the Series B-1 Convertible Preferred Stock, par value $0.01 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Amended and Restated Certificate of Incorporation of the Corporation which are applicable to the preferred stock of all classes and series) as follows:

SERIES B-1 CONVERTIBLE PREFERRED STOCK

1. Designation, Amount and Par Value. The following series of preferred stock shall be designated as the Corporation’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”), and the number of shares so designated shall be 3,391,035. Each share of Series B-1 Preferred Stock shall have a par value of $0.01 per share.

2. Liquidation; Dissolution or Winding Up. In the event of any liquidation (other than a liquidation following an M&A Event (as defined below)), dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of Series B-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) and pari passu with any distribution of any of the assets of the Corporation to the holders of the Corporation’s junior preferred stock (including any other series of preferred stock such as Series B-2 or B-3 Preferred Stock) or series or class of any other stock of the Corporation other than common stock (the “Junior Stock”), by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.21171 per share for each outstanding share of Series B-1 Preferred Stock, plus (ii) an amount equal to accrued but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B-1 Preferred Stock and all other shares of other series of preferred stock equal in preference to the Series B-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts that such holders are entitled to, then, the entire assets and funds of the Corporation remaining legally available for distribution shall be distributed ratably among the holders of the Series B-1 Preferred Stock and all other shares of other series of preferred stock equal in preference to the Series B-1 Preferred Stock in proportion to the amount of such stock owned by each such holder. The Corporation shall mail to each holder of Series B-1 Preferred Stock, at least ten (10) days prior to any liquidation event, a notice setting forth the date on which such event is expected to become effective and the type and amount of anticipated proceeds per share of Common Stock to be distributed with respect thereto and shall afford each such holder the opportunity to convert such shares of Series B-1 Preferred Stock into Common Stock pursuant to Section 5 (conditional upon the consummation of such liquidation event) prior to the consummation thereof.

3. Consolidation; Merger; Sale of Assets; Stock Splits; Consolidations, Etc.

(a) Mandatory Conversion. In case the Corporation shall enter into any consolidation, merger or sale of all or substantially all of the assets of the Corporation (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in Sections 3(b) or 6 hereof) (each, an “M&A Event”), then as a part of and immediately prior to such consolidation, merger or asset sale, all shares of Series B-1 Preferred shall automatically be converted into Common Stock in accordance with the ratio provided in Section 5(a) and the procedures described in Section 5(b). The conversion of the shares shall take place without regard to the delivery of certificates to the Corporation as provided for in Section 5(b).

(b) In the event the Corporation shall (i) effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater number of shares of Common Stock (without a corresponding subdivision of the Series B-1 Preferred Stock), then the Series B-1 Conversion Rate in effect immediately before that subdivision shall be proportionately increased; and (ii) effect a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a lesser number of shares of Common Stock (without a corresponding combination or consolidation of the Series B-1 Preferred Stock), then the Series B-1 Conversion Rate in effect immediately before that combination or consolidation shall be proportionately decreased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision, combination or consolidation becomes effective.

4. Mandatory Conversion Upon Termination of Development Agreement. Immediately upon termination of that certain Development and Commercialization Agreement dated as of January 4, 2009 by and between La Jolla Pharmaceutical Company and BioMarin CF Limited for any reason, each share of Series B-1 Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock equal to the Series B-1 Conversion Rate. The “Series B-1 Conversion Rate” shall initially be one for three (i.e., three shares of Common Stock for every one share of Series B-1 Preferred Stock). The “Series B-1 Conversion Rate” shall be subject to adjustment from time to time in accordance with Sections 3 and 6. All references herein to the Series B-1 Conversion Rate herein shall mean the Series B-1 Conversion Rate as so adjusted.

5. Optional Conversion. The holders of the Series B-1 Preferred Stock shall have optional conversion rights as follows:

(a) Conversion Ratio. Subject to Section 5(b) below, each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B-1 Preferred Stock, into that number of fully paid and non-assessable shares of Common Stock equal to the then-applicable Series B-1 Conversion Rate.

(b) Mechanics of Conversion. Before any holder of Series B-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to this Section 5, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank, at the office of the Corporation or of any transfer agent for the Series B-1 Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (so long as such certificate is in the name of the holder or an affiliate of the holder) in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B-1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series B-1 Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B-1 Preferred Stock shall not be deemed to have converted such Series B-1 Preferred Stock until immediately prior to the closing of such sale of securities.

6. Adjustment for Common Stock Dividends, Distributions, Reclassification, Exchange and Substitution.

(a) In the event the Corporation shall at any time declare or issue any dividend on the Common Stock payable in shares of Common Stock or other distribution payable in additional shares of Common Stock, then the holders of the outstanding shares of Series B-1 Preferred Stock shall be entitled to receive such dividend or other distribution on an as-converted to Common Stock basis.

(b) If at any time the Common Stock issuable upon the conversion of the Series B-1 Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for in Sections 3 or 6(b)), in any such event each holder of Series B-1 Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B-1 Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

7. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B-1 Preferred Stock such number of its shares of Common Stock or other securities into which the Series B-1 Preferred Stock is then convertible as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

8. Cash Dividends. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series B-1 Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. So long as any shares of Series B-1 Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock or Common Stock until all dividends (set forth herein) on the Series B-1 Preferred shall have been paid or declared and set apart. The provisions of this Section shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation’s Board of Directors.

9. No Voting Rights. The holders of shares of Series B-1 Preferred Stock shall have no voting rights.

10. No Redemption. The shares of Series B-1 Preferred Stock shall not be redeemable.

11. Reacquired Shares. Any shares of Series B-1 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series B-1 Preferred Stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Certificate of Incorporation, or in any other Certificate of Designations creating a series of preferred stock or any similar stock or as otherwise required by law.

12. Notices. Any notice required to be given to the holder of shares of Series B-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the holder of record at its address appearing on the books of the Corporation.

13. Headings. The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

14. Amendments. No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and holders of a majority of the shares of Series B-1 Preferred Stock then outstanding. Any of the rights of the holder of Series B-1 Preferred Stock set forth herein may be waived by the affirmative vote of the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[END OF TEXT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of this          day of January, 2009.

LA JOLLA PHARMACEUTICAL COMPANY

By:
Name: Deirdre Y. Gillespie, M.D. Title: President and Chief Executive Officer

EXHIBIT B

Form of Legal Opinion

January 20, 2009

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